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                              As of September 15, 1998




Price Enterprises, Inc.
4649 Morena Boulevard
San Diego, California 92117

Dear Sirs:

     Morgan Guaranty Trust Company of New York (the "Bank") is pleased to confirm its commitment to make loans to Price Enterprises, Inc., a Maryland corporation (the "Borrower"), from time to time during the period from the date hereof to and including September 10, 1999 (the "Termination Date"), in an aggregate principal amount not to exceed at any one time outstanding U.S. $50,000,000 (the "Commitment"), as such amount may be reduced pursuant to
Section 6 hereof, on the terms and conditions set forth below. The Loans (as hereinafter defined) shall bear interest at either the Bank's Prime Rate, as defined in Section 3 hereof ("Prime Rate Loans"), or at the Eurodollar Rate, as defined in Section 3 hereof ("Eurodollar Loans"), on a revolving basis. The term "Loan" or "Loans" shall refer to Prime Rate Loans or Eurodollar Loans or both, as the context may require.

     Section 1. LOANS. (a) The Borrower may from time to time, during the period from the date hereof to and including the Termination Date, borrow, partially or wholly prepay its outstanding Loans, and reborrow, subject to all of the limitations, terms and conditions hereof; provided, however that the total outstanding Loans hereunder shall at no time exceed the Commitment. The Borrower shall give the Bank prior written notice not later than 10:00 a.m. (New York City time) on (i) the date of each Prime Rate Loan and (ii) the third Business Day before each Eurodollar Loan, in each case specifying the date thereof (which shall be a Business Day), the amount thereof (which shall be at least U.S. $250,000 in the case of Eurodollar Loans and $25,000 in the case of Prime Rate Loans), the type of Loan and the duration of the Interest Period (as defined in Section 4 hereof) therefor. As used herein, the term "Business Day" means any day other than a Saturday or Sunday on which commercial banks in New York City are open for business and, in the case of Eurodollar Loans, on which commercial banks are open for international business (including dealings in U.S. dollar deposits) in London.

     (b) Subject to the fulfillment of the conditions specified in Section 12 hereof, not later than 11:00 a.m. (New York City

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                                          2


time) on the date of any Loan, the Bank will make the amount of such Loan available to the Borrower in immediately available funds at the Bank's Domestic Lending Office (as defined below).

     (c) The Loans shall be evidenced by a promissory note substantially in the form of Exhibit A hereto (the "Note"), payable to the Bank for the account of its Applicable Lending Office. The "Applicable Lending Office" means (i) with respect to Prime Rate Loans, the Domestic Lending Office specified on the signature page hereof or such other office as the Bank may designate as its Domestic Lending Office from time to time (the "Domestic Lending Office"), and
(ii) with respect to Eurodollar Loans, the Eurodollar Lending Office specified on the signature page hereof or such other office as the Bank may designate as its Eurodollar Lending Office from time to time (the "Eurodollar Lending Office").

     Section 2. MATURITY OF LOANS. The Borrower shall repay to the Bank the unpaid principal amount of each Loan in full on the last day of the Interest Period applicable to such Loan, PROVIDED that, subject to the provisions hereof, the Bank shall contemporaneously therewith make a new Loan to the Borrower in the amount of such repayment.

     Section 3. INTEREST. (a) Each Prime Rate Loan shall bear interest payable on the last day of each Interest Period at a rate per annum (the "Prime Rate") for each day equal to the rate of interest publicly announced by the Bank in New York City from time to time as its Prime Rate (the "Prime Rate").

     (b) Each Eurodollar Loan shall bear interest for each day during the Interest Period at a rate per annum (the "Eurodollar Rate") equal to 3/10 of 1% above the Adjusted Eurodollar Rate (as defined below) for such day, payable on the last day of each Interest Period and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. The "Adjusted Eurodollar Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate (as defined below) by (ii) 1.00 minus the Eurodollar Reserve Percentage (as defined below). The "London Interbank Offered Rate" applicable to any Interest Period means the rate per annum at which deposits in U.S. dollars are offered to the London office of the Bank in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period in an amount approximately equal to the principal amount of the Eurodollar Loans to which such Interest Period applies and with a maturity comparable to such Interest Period. The "Eurodollar Reserve

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                                          3


Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion U.S. dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any other category of extensions of credit or other assets which includes loans by a non-United States office of the Bank to United States residents).

     (c) Any overdue payments of principal of and interest on any Loan shall bear interest, payable on demand, for each day until paid at a fluctuating rate per annum equal to the sum of 2% plus the Prime Rate in effect on such day.

     Section 4. INTEREST PERIODS. "Interest Period" means, with respect to each Loan, the period commencing on the date of such Loan and ending (a) 30 days thereafter, in the case of a Prime Rate Loan, or (b) one, three or six months thereafter as the Borrower may elect, in the case of a Eurodollar Loan; PROVIDED that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period for a Eurodollar Loan which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the month at the end of such Interest Period) shall end on the last Business Day of a calendar month; (iii) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date (but if any such Interest Period for a Loan would be less than 30 days, such Loan shall be a Prime Rate Loan) and (iv) if the Bank shall not have received notice from the Borrower to the contrary at least three Business Days prior to the end of an expiring Interest Period, the Borrower shall be deemed to have requested to select an Interest Period of the same type and with a duration of that then ending or, if shorter, ending on the Termination Date as specified in clause (iii) of this Section 4.

     Section 5. PAYMENTS. All payments of principal of and interest on the Note, the Loans and of the commitment fee shall be made not later than 11:00 a.m. (New York City time) on the day when due in U.S. dollars in immediately available funds to the Bank at its Domestic Lending Office. Interest on the Loans bearing interest at the Prime Rate shall be computed on a basis

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                                          4


of a year of 365 (or 366) days and paid for actual days elapsed. All other interest and fees shall be computed on the basis of a year of 360 days and paid for actual days elapsed.

     Section 6. REDUCTIONS OF COMMITMENT; TERMINATION OF COMMITMENT; PREPAYMENT. (a) The Borrower shall have the right to terminate the Commitment in whole or in part from time to time on not less than three Business Days' prior written notice to the Bank by an amount of at least U.S. $250,000 or the balance of the Commitment, whichever is less.

     (b) The Commitment shall terminate on the Termination Date and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

     (c) Subject in the case of any Eurodollar Loan to Section 10, the Borrower may upon at least three Business Days' notice to the Bank prepay without penalty any Loan in whole or in part from time to time on not less than two Business Days' prior written notice to the Bank in an amount of at least U.S. $250,000 or the balance of such Loan, whichever is less.

     Section 7. COMMITMENT FEE. The Borrower shall pay to the Bank a commitment fee at the rate of 1/8 of 1% per annum on the unused amount of the Commitment. Such fee shall accrue from the date hereof and shall be payable quarterly in arrears to but excluding the Termination Date (or earlier date of termination of the Commitment in its entirety).

     Section 8. INCREASED COST AND REDUCED RETURN. (a) If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loan any such requirement included in an applicable Eurodollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank (or its Applicable Lending Office) or shall impose on the Bank (or its Applicable Lending Office) or on the London interbank market any other condition affecting its Eurodollar Loans, its Note or its obligation to make Eurodollar Loans, and the result of any of


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                                          5

the foregoing is to increase the cost to the Bank (or its Applicable Lending Office) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by the Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount reasonably deemed by the Bank to be material, then, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

     (b) If the Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of the Bank (or any person or entity controlling the Bank (its "Parent")) as a consequence of the Bank's obligations hereunder to a level below that which the Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount reasonably deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank (or its Parent) such additional amount or amounts as will compensate the Bank for such reduction.

     (c) The Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not in the reasonable judgement of the Bank be otherwise disadvantageous to the Bank. A certificate of the Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive so long as made on a reasonable basis. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

     Section 9. ILLEGALITY. If it shall become unlawful for the Bank to continue to fund or maintain any Eurodollar Loans or to make such Loans hereunder, then upon receipt of notice to such effect by the Borrower from the Bank, the Bank's obligation to make Eurodollar Loans hereunder shall be suspended until the Bank notifies the Borrower that the circumstances causing such suspension no longer exist and the Borrower shall repay all

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                                          6


Eurodollar Loans in full on either the last day of the Interest Period applicable to such Eurodollar Loans if the Bank may lawfully continue to maintain and fund such Eurodollar Loans to such day or immediately if the Bank may not lawfully continue to fund and maintain such Eurodollar Loans to such day, whereupon the Bank shall make a Prime Rate Loan to the Borrower in the amount of such prepayment.

     Section 10. FUNDING LOSSES. If the Borrower makes any payment of principal with respect to a Eurodollar Loan on any day other than the last day of an Interest Period therefor, or if the Borrower fails to borrow a Eurodollar Loan after notice has been given to the Bank pursuant to Section 1 or Section 6 hereof, the Borrower shall reimburse the Bank on demand for any resulting loss or expense incurred by it including, without limitation, any loss incurred in obtaining, liquidating or employing deposits from third parties, PROVIDED that the Bank shall have delivered to the Borrower a certificate as to the amount of such loss, which certificate shall be conclusive in the absence of manifest error.

     Section 11.  REPRESENTATIONS.   The Borrower hereby represents and warrants
to the Bank that (a) the Borrower is a duly organized and existing Maryland corporation and is duly authorized to enter into and perform this Agreement, to borrow hereunder, and to deliver the Note, all of which will constitute valid and enforceable obligations of the Borrower except to the extent such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally, (b) none of the making of this Agreement, the borrowings hereunder, the execution and delivery of the Note or the performance by the Borrower of its obligations hereunder or thereunder will violate any provision of law or any agreement, indenture, note or other instrument binding upon the Borrower or its Charter or By-Laws or give cause for acceleration of any indebtedness of the Borrower, (c) no authority from or approval by any governmental body, commission or agency that has not been obtained is required in connection with the making or validity of this Agreement and the execution and delivery of the Note or borrowings under this Agreement,
(d) the balance sheet of the Borrower as of June 30, 1998, heretofore furnished to the Bank, is complete and correct and fairly presents the financial condition of the Borrower as at such date and since such date there has been no material adverse change in the financial condition, business, operations or prospects of the Borrower and its subsidiaries, taken as a whole, from that reflected in said balance sheet; notwithstanding the forgoing representation, the Bank hereby acknowledges and consents to the Borrower's issuance of approximately 23.7 million shares of 8 3/4% Cumulative Preferred Stock on August 17, 1998, (e) there are no actions,

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                                          7


suits or proceedings pending against or, to the knowledge of the Borrower, threatened against or affecting, the Borrower or any of its subsidiaries, in any court or before or by any governmental department, agency or instrumentality, an adverse decision in which could materially and adversely affect the financial condition, business, operations or prospects of the Borrower or the ability of the Borrower to perform its obligations under this Agreement or the Note, and
(f) the Borrower and each subsidiary is in compliance in all material respects with (i) all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the rules and regulations thereunder and (ii) except as set forth on Exhibit D attached hereto all federal, state and local statutes, laws, regulations or other governmental restrictions relating to environmental protection, hazardous substances or the clean-up or other remediation thereof) except where the necessity of compliance therewith is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established or non-compliance with the same could not reasonably be expected to materially and adversely affect the financial condition, business, operations or prospects of the Borrower and its subsidiaries taken as a whole.

     Section 12. CONDITIONS OF LENDING. The obligation of the Bank to make its initial Loan is subject to the conditions precedent that the Bank shall have received on or before the day of such Loan the following documents, each dated such day, in form and substance satisfactory to the Bank: (a) the Note duly executed by the Borrower, (b) certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Note, and all documents evidencing other necessary corporate or other action or necessary governmental or other approvals with respect to this Agreement and the Note, (c) a certificate of the Secretary or an Assistant Secretary of the Borrower certifying names and true signatures of the officers of the Borrower duly authorized to sign this Agreement and the Note and the other documents to be delivered hereunder, (d) opinions of counsel substantially in the form of Exhibits B-1, B-2 and B-3 hereto, (e) a guaranty (the "Guaranty") in the form of Exhibit C hereto duly executed by each of Sol Price, Helen Price and The Sol and Helen Price Trust (each, a "Guarantor" and collectively, the "Guarantors") and
(f), a facility fee in the amount of $10,000. The obligation of the Bank to make each Loan hereunder (including the initial Loan) is subject to the conditions precedent that (a) immediately after the making of such Loan, no Event of Default (as defined in Section 14 hereof) or any event or condition which with the giving of notice or lapse of time, or both, would become an Event of Default (a "Default") shall


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                                          8


have occurred and be continuing, (b) the representations and warranties contained in this Agreement and the Guaranty are true on and as of the date of such Loan with the same force and effect as if made on and as of such date.

     Section 13. COVENANTS. So long as the Commitment hereunder shall be in effect or the Note is outstanding, unless compliance shall have been waived in writing by the Bank, the Borrower agrees that:

     (a) The Borrower will deliver to the Bank (i) as soon as available and in any event within 45 days after the end the first three quarters and within ninety days after the end of the final quarter of each calendar year, a consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of such quarter and the related consolidated statements of income and retained earnings and changes in cash flow of the Borrower and its consolidated subsidiaries for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter; (ii) within five days after any executive officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and (iii) from time to time such additional information regarding the financial position or business of the Borrower and its subsidiaries as the Bank may reasonably request.

     (b) The Borrower will continue, and will cause each subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and its subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each subsidiary to preserve, renew and keep in full force and effect its corporate existence and its rights, privileges and franchises necessary or desirable in the normal conduct of business except to the extent that the failure to do so could not be reasonably be expected to materially and adversely affect the prospects of the Borrower and its subsidiaries taken as a whole.

     (c) The Borrower will comply, and will cause each subsidiary to comply, in all material respects with (i) all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, ERISA and the rules and regulations thereunder and (ii) all federal, state and local statutes, laws, regulations or other governmental restrictions relating to environmental protection, hazardous substances or the clean-up or other remediation thereof) except where the necessity of compliance

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                                          9


therewith is contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established or non-compliance with the same could not reasonably be expected to materially and adversely affect the financial condition, business, operations or prospects of the Borrower and its subsidiaries taken as a whole.

     (d) The Borrower will promptly give notice in writing to the Bank of all litigation, arbitral proceedings and regulatory proceedings affecting it or its property, except litigation or proceedings which, if adversely determined, could not materially and adversely affect its financial conditions.

     Section 14. EVENTS OF DEFAULT. If any of the following events ("Events of Default") shall occur and be continuing: (a) the Borrower shall fail to make payment when due of any principal on any Loan when due hereunder or fail to pay any interest or fee within five days of the due date thereof; or (b) any representation or warranty made by the Borrower in this Agreement or by a Guarantor in the Guaranty shall prove to have been incorrect in any material respect when made; or (c) the Borrower shall fail to observe or perform any covenant contained in Section 13(b) hereof or a Guarantor shall fail to perform any covenant contained in the Guaranty; or (d) the Borrower shall continue to fail to observe or perform any other covenant contained herein after having received not less than 30 days' notice from the Bank of its Default with regard thereto; or (e) any event or condition shall occur which results in the acceleration of the maturity of any Debt of the Borrower or any of its subsidiaries or any Guarantor; or (f) the Borrower or any of its subsidiaries or any Guarantor shall become insolvent (however such insolvency may be evidenced) or proceedings are instituted by or against the Borrower or any of its subsidiaries or any Guarantor under the United States Bankruptcy Code or under any bankruptcy, reorganization or insolvency law or other law for the relief of debtors; or (g) the Borrower or any other member of a controlled group (the "Controlled Group") of corporations and all trades or businesses under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended and any successor statute thereto shall fail to pay when due any amount or amounts which it shall have become liable to pay to the Pension Benefit Guaranty Corporation (or any successor thereto) (the "PBGC") or to an employee pension benefit plan (a "Plan") covered by Title IV of ERISA, or any notice of intent to terminate a Plan shall be filed by a member of the Controlled Group and/or any plan administrator, or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to

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                                          10


be appointed to administer any Plan, or a condition shall exist which would entitle the PBGC to obtain a decree adjudicating that a Plan must be terminated if such event or conditions, if any, could in the reasonable opinion of Bank subject the Borrower to any tax, penalty, or other liability to a Plan, the PBGC or otherwise (or any combination thereof) which in the aggregate exceeds or may exceed $50,000; or (h) judgments or orders for the payment of money in excess of $500,000 shall be rendered against the Borrower or any Guarantor and such judgments or orders shall remain unstayed for a period of 30 days;

THEN, in the case of any of the Events of Default specified above, the Bank may, by written notice to the Borrower, terminate the Commitment and declare all Loans outstanding hereunder to be forthwith due and payable, together with accrued interest, whereupon the same shall become forthwith due and payable, without demand, protest, presentment, notice of dishonor or any other notice or demand whatsoever, all of which are hereby waived by the Borrower; PROVIDED that in the case of the Event of Default specified in clause (f) above, without any notice to the Borrower or any other act of the Bank, the Commitment shall automatically be terminated and all Loans outstanding shall become forthwith due and payable, together with accrued interest, without demand, protest, presentment, notice of dishonor or any other notice or demand whatsoever, all of which are hereby waived by the Borrower. As used herein, "Debt" of any person or entity means at any date, without duplication, (i) all obligations of such person or entity for borrowed money, including, without limitation, reimbursement obligations related to letters of credit, (ii) all obligations of such person or entity evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such person or entity to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such person or entity as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all non-contingent and contingent obligations, (vi) all Debt of others secured by a lien, mortgage, charge or encumbrance on any asset of such person or entity, whether or not such Debt is assumed by such person or entity, and (vii) all Debt of others guaranteed by such person or entity, PROVIDED, that for the purposes hereof, no obligations shall be deemed to constitute "Debt" unless they are in excess of $1,000,000 in principal amount.

     Section 15. SUCCESSORS AND ASSIGNS; PARTICIPATIONS. (a) This Agreement shall be binding upon the Borrower and its successors and assigns and is for the benefit of the Bank and its successors and assigns, except that the Borrower may not

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                                          11


assign or otherwise transfer its rights or obligations under this Agreement or the Note.

     (b) The Bank may at any time sell, assign, transfer, grant participations in, or otherwise dispose of all or any portion of the Loans or the Note or of its right, title and interest therein or thereto or in or to this Agreement (each a "Participation") to any other lending office or to any other entity (a "Participant"). In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 8, 10 and 17 hereof to the extent of its Participation as if such Participant were the Bank.

     (c) The Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement, the Note and the Guaranty, and such Assignee shall assume such rights and obligations, pursuant to an assignment and assumption agreement executed by such Assignee and the Bank, with (and subject to) the subscribed consent of the Borrower, which shall not be unreasonably withheld; PROVIDED that if an Assignee is an affiliate of the Bank, no such consent shall be required. Upon execution and delivery of such instrument and payment by such Assignee to the Bank of an amount equal to the purchase price agreed between the Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the Bank and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee.

     (d) The Bank may at any time assign all or any portion of its rights under this Agreement and the Note to a Federal Reserve Bank. No such assignment shall release the Bank from its obligations hereunder.

     Section 16. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given (a) if to the Bank, at the address set forth on the signature pages hereof and (b) if to any other party, to such party at its address, facsimile number or telex

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                                          12


number set forth on the signature pages hereof, or at any other address, facsimile number or telex number of which either party shall have notified the other party in writing. All such notices shall be effective (i) when mailed, 72 hours after having been deposited in the mails, first class air mail postage prepaid, or (ii) when given by telex, when transmitted by tested telex with receipt of appropriate answerback, or (iii) when given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received with receipt confirmed, or (iv) when given by other means, when delivered to the appropriate address set forth above, except that notices and communications to the Bank under Sections 1 and 6 hereof shall not be effective until received by the Bank.

     Section 17. MISCELLANEOUS; EXPENSES; INDEMNIFICATION. The provisions of this Agreement may not be waived, modified or amended except by an instrument in writing signed by the party to be charged with such waiver, modification or amendment. No failure or delay on the part of the Bank in exercising any of its powers or rights hereunder or under the Note, nor partial or single exercise thereof, shall constitute a waiver thereof or shall preclude any other or future exercise of any other power or right. The Borrower shall pay all reasonable out-of-pocket expenses and internal charges of the Bank (including, without duplication, reasonable fees and disbursements of counsel and time charges of attorneys who may be employees of the Bank) in connection with this Agreement (other than costs associated with the assignment or participation of Loans pursuant to Sections 15(b), (c), and (d) hereof and costs in connection with the preparation of this Agreement) and in connection with any Event of Default and collection or other enforcement proceedings resulting therefrom. The Borrower agrees to indemnify the Bank and hold the Bank harmless from and against any and all liabilities, loss, damage, costs and expenses of any kind (including, without limitation, the actual fees and disbursements of counsel for the Bank in connection with any investigative, administrative or judicial proceeding, whether or not the Bank shall be designated a party thereto) which may be incurred by the Bank relating to or arising out of this Agreement or the Note or the use of the proceeds of any Loan except to the extent such liabilities, loss, damage, costs or expenses arise from the Bank's gross negligence or willful misconduct.

     Section 18. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State

Court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrower and the Bank hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

     If you are in agreement with the foregoing, please so indicate by signing the enclosed copy of this letter in the space provided below and returning the same to us.

                              Very truly yours,

                              MORGAN GUARANTY TRUST COMPANY
                                OF NEW YORK


                              By: /s/ ANNE W. HILLIARD
                                  ------------------------------------
                                  Title: Vice President

                              Domestic Lending Office:
                              Morgan Guaranty Trust Company
                                 of New York
                              60 Wall Street Branch
                              c/o J.P. Morgan Services Inc.
                              500 Stanton-Christiana Road
                              Loan Operations - 3rd Floor
                              Newark, Delaware 19713


                              Eurodollar Lending Office:
                              Nassau, Bahamas Office
                              c/o J.P. Morgan Services Inc.
                              500 Stanton-Christiana Road
                              Newark, Delaware 19713

                              With a copy to:

                              Morgan Guaranty Trust Company
                                 of New York
                              333 South Hope Street, 35th Floor
                              Los Angeles, California 90071
                              Attention: Laura Porter